Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Suite 220 • Cleveland, Ohio 44124-4069
Tel. (440) 229-5151 • Fax (440) 229-5138

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, March 2, 2016

NACCO INDUSTRIES, INC. ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2015 RESULTS

Cleveland, Ohio, Wednesday, March 2, 2016 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $18.1 million, or $2.63 per diluted share, and revenues of $286.5 million for the fourth quarter of 2015 compared with a consolidated net loss of $40.7 million, or $5.57 per diluted share, and revenues of $297.3 million for the fourth quarter of 2014.
Consolidated net income for the year ended December 31, 2015 was $22.0 million, or $3.13 per diluted share, on revenues of $915.9 million, compared with a consolidated net loss of $38.1 million, or $5.02 per diluted share, on revenues of $896.8 million for the year ended December 31, 2014.
Consolidated EBITDA was $28.3 million and $54.9 million for the fourth quarter of 2015 and the full year ended December 31, 2015, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. For a reconciliation of GAAP results to EBITDA, see page 13.
During 2015, the Company announced that it would cease mining operations at North American Coal's Centennial Natural Resources mine in Alabama by the end of the year. Full year 2015 net income includes $8.1 million of pre-tax charges related to this decision. In the fourth quarter of 2014, North American Coal recorded a non-cash impairment charge of $105.1 million, or $66.4 million after tax, related to Centennial's long-lived assets.
As a result of the cumulative impact of the 2014 impairment charge, Centennial's operating losses and the charges associated with the decision to cease mining operations, management believes adjusting the 2015 and 2014 reported U.S. GAAP financial results to exclude Centennial will assist investors' understanding of the performance of the core operations of both NACCO Industries, Inc. and North American Coal. “Adjusted revenues" and "Adjusted income” in this press release refer to revenues and net income (loss) adjusted for the exclusion of Centennial operating results, as well as the 2014 impairment charge and the charges associated with the decision to cease mining operations. For reconciliations from GAAP results to the adjusted non-GAAP financial results, see pages 16 and 17.
Excluding Centennial, NACCO's 2015 fourth quarter consolidated adjusted income was $22.8 million, or $3.32 per diluted share, on adjusted revenues of $282.2 million, compared with consolidated adjusted income of $29.9 million, or $4.08 per diluted share, on adjusted revenues of $281.5 million for the fourth quarter of 2014.
For the year ended December 31, 2015, consolidated adjusted income was $43.7 million, or $6.22 per diluted share, on adjusted revenues of $881.3 million, compared with consolidated adjusted income of $40.8 million, or $5.37 per diluted share, on adjusted revenues of $823.8 million for the year ended December 31, 2014.

Consolidated Cash Flow and Liquidity Discussion
For the 2015 full year, including Centennial's operations, NACCO generated consolidated cash flow before financing activities of $99.7 million, which was comprised of net cash provided by operating activities of $108.0 million less net cash used for investing activities of $8.3 million. For the 2014 full year, including Centennial's operations, NACCO generated consolidated negative cash flow before financing activities of $55.1 million, which was comprised of net cash provided by operating activities of $19.8 million less net cash used for investing activities of $74.9 million, and which included $57.5 million of capital expenditures, as well as $25.0 million of cash paid for Hamilton Beach's acquisition of Weston Brands.
The Company had cash on hand of $52.5 million as of December 31, 2015 compared with $61.1 million as of December 31, 2014. Debt as of December 31, 2015 was $170.0 million compared with $247.9 million as of December 31, 2014. Debt as of December 31, 2015 decreased primarily as a result of the completion of the Coyote Creek Mining Company's debt financing in the first quarter of 2015, which allowed Coyote Creek to repay its obligation due to North American Coal, which was $53.2 million at December 31, 2014.
In November 2013, NACCO announced a $60 million stock repurchase program. During the fourth quarter of 2015, the Company completed the stock repurchase program with total repurchases of approximately 1,122,900 shares of Class A common stock. Under a previous stock repurchase program, which was in place from November 2011 to November 2013, the Company repurchased an additional 624,000 shares of Class A common stock for an aggregate purchase price of $35.6 million.

Detailed Discussion of Results
North American Coal - Fourth Quarter Results
North American Coal's deliveries for the fourth quarters of 2015 and 2014 were as follows:

	2015	2014
Coal tons sold	(in millions)
Unconsolidated mines	7.1	6.8
Consolidated mines*	0.6	0.5
Total coal deliveries	7.7	7.3
Limerock deliveries (cubic yards)	6.1	4.5
*Consolidated mines tons sold includes 0.1 million tons and 0.2 million tons sold at Centennial in the fourth quarters of 2015 and 2014, respectively.

North American Coal reported net income of $2.2 million and revenues of $26.0 million in the fourth quarter of 2015, compared with a net loss of $59.8 million and revenues of $33.2 million in the fourth quarter of 2014. North American Coal reported a loss before income tax of $3.9 million in the fourth quarter of 2015 compared with a loss before income tax of $101.7 million in the fourth quarter of 2014. The 2015 fourth quarter $3.9 million loss before income tax, including Centennial, was completely offset by a $6.1 million income tax benefit primarily attributable to a shift in the mix of earnings, including losses at entities with higher effective income tax rates and a $1.3 million tax benefit due to the reinstatement of the Federal Research and Development Tax Credit in December 2015. These benefits were partially offset by the establishment of a $1.4 million valuation allowance against certain net deferred tax assets in the fourth quarter of 2015.
Excluding Centennial, North American Coal reported Adjusted income of $6.9 million, Adjusted income before income tax of $3.7 million and Adjusted revenues of $21.7 million for the fourth quarter of 2015 compared with Adjusted income of $10.8 million, Adjusted income before income tax of $12.1 million and Adjusted revenues of $17.4 million for the fourth quarter of 2014.

North American Coal's Adjusted revenues increased in the fourth quarter of 2015 compared with the fourth quarter of 2014 primarily due to an increase in tons sold at Mississippi Lignite Mining Company because there were fewer plant outage days at the customer's power plant.
The decline in Adjusted income before income tax was primarily attributable to a $5.9 million reduction in gains on sales of assets in the fourth quarter of 2015 compared with the fourth quarter of 2014 and reduced royalty and other income, as well as higher selling, general and administrative expenses due to an increase in employee-related costs and higher professional fees in the fourth quarter of 2015 compared with 2014. The decline in Adjusted income before income tax was partially offset by improved operating results at Mississippi Lignite Mining Company and the limerock dragline mining operations. See the components of North American Coal's Adjusted income before income tax on page 14 and the non-GAAP reconciliation on page 16.

 North American Coal - Full Year Results
North American Coal reported net income of $5.6 million on revenues of $148.0 million for the year ended December 31, 2015, compared with a net loss of $51.0 million on revenues of $172.7 million for the year ended December 31, 2014.
For the year ended December 31, 2015, North American Coal reported Adjusted income of $27.3 million and Adjusted revenues of $113.4 million compared with Adjusted income of $28.0 million and Adjusted revenues of $99.8 million for the year ended December 31, 2014.

North American Coal - Cash Flow Discussion
In 2015, North American Coal, including Centennial's operations, generated cash flow before financing activities of $94.4 million, comprised of net cash provided by operating activities of $95.9 million less net cash used for investing activities of $1.5 million, including a substantial reduction in working capital primarily as a result of Coyote Creek's repayment of its obligation to North American Coal. In 2014, North American Coal, including Centennial's operations, generated negative cash flow before financing activities of $50.2 million, comprised of net cash used for operating activities of $6.1 million and net cash used for investing activities of $44.1 million. Investing activities in 2014 include $51.2 million of capital expenditures, which were partially offset by proceeds from the sale of various North American Coal assets during the year.

North American Coal - Discussion of Centennial Natural Resources
Centennial Natural Resources ceased mining operations as of December 31, 2015 but wind-down and reclamation activities are ongoing. Gross profit at Centennial, defined as revenue less cost of goods sold, which includes all mine operating costs, was a loss of $6.7 million in the fourth quarter of 2015 compared with a loss of $9.9 million in the fourth quarter of 2014, and a loss of $34.6 million compared with a loss of $22.4 million for the years ended December 31, 2015 and 2014, respectively. During the fourth quarter of 2015, Centennial recorded a pre-tax charge of approximately $1.2 million to write down its remaining coal inventory to the lower of cost or market. The 2015 full year loss includes additional pre-tax charges of $8.1 million for costs associated with the decision to cease mining operations at Centennial.
In 2016, Centennial expects to incur a moderate but substantially lower loss than in 2015, excluding the effect of any potential future asset sales, as it manages mine reclamation obligations and disposes of certain assets. Assets associated with Centennial are $45.5 million at December 31, 2015. Centennial assets are comprised of $1.6 million of trade accounts receivable, $3.6 million of inventory, $17.5 million of assets held for sale, $6.2 million of coal land and reserves, $12.9 million of other property, plant and equipment and $3.7 million of other assets, primarily cash held in escrow related to reclamation. Of the $12.9 million of other property, plant and equipment at December 31, 2015, $11.1 million is expected to be transferred to Mississippi Lignite Mining Company during 2016.
Centennial will continue to evaluate strategies to maximize cash flow, including through the sale of mineral reserves, equipment and parts inventory. The company is also evaluating a range of strategies for its Alabama mineral reserves, including holding reserves with substantial unmined coal tons for sale or contract mining when conditions in Alabama and global coal markets improve. As Centennial continues to execute its wind-down and asset disposal programs, changes in circumstances or the occurrence of certain events may indicate the carrying amount of Centennial’s remaining assets may not be recoverable, resulting in potential future impairment charges. Cash expenditures related to mine reclamation will continue until reclamation is complete or ownership of the mines is transferred.

North American Coal - Outlook, Excluding Centennial
North American Coal expects an increase in tons sold in 2016 compared with 2015 at its core coal mining operations. Despite this increase in tons, and excluding Centennial results, North American Coal expects a substantial decrease in income before income taxes in 2016 compared with 2015 Adjusted income before income taxes, primarily because of an expected decrease in income at Mississippi Lignite Mining Company. Mississippi Lignite Mining Company sells lignite at contractually agreed upon coal prices which are subject to changes in the level of established indices over time. The price of diesel fuel is heavily-weighted among these indices. As a result, the recent substantial decline in diesel prices is expected to reduce earnings at Mississippi Lignite Mining Company in 2016. This decline is anticipated to be only partially offset by a moderate increase in tons sold and the beneficial effect of lower diesel prices on production costs. Royalty and other income is also expected to decrease significantly in 2016. In addition, deliveries and operating results at the limerock mining operations in 2016 are expected to be modestly lower than 2015 due to reduced customer requirements. These decreases are expected to be partially offset by additional income from the unconsolidated mining operations as newer mines begin or increase production in 2016.
Production levels are expected to increase at Camino Real, which commenced delivering coal in October 2015, and expects to mine approximately 2.5 million to 2.7 million tons of coal annually when at full production. Liberty Fuels commenced production in 2013 but did not deliver any coal for power generation in 2015. Production levels at Liberty Fuels are expected to increase gradually beginning in 2016 and build to full production of approximately 4.6 million tons of coal annually beginning in 2023, although the timing of future deliveries will be affected by when the Kemper County Energy Facility is commissioned. Coyote Creek Mining Company in North Dakota expects to deliver approximately 2.5 million tons of coal annually beginning in mid-2016.
In December 2015, North American Coal's wholly-owned subsidiary, Bisti Fuels Company, LLC, entered into a 15-year, cost-plus contract mining agreement with Navajo Transitional Energy Company, LLC (“NTEC”), whereby Bisti Fuels will be NTEC’s contract miner at NTEC’s Navajo Mine on the Navajo Nation near Fruitland, New Mexico. Production is expected to be approximately 5.0 to 6.0 million tons of coal per year. The agreement consists of a transition period and a production period. During the transition period, which commenced on January 1, 2016, Bisti Fuels will transition into the contract miner role. The production period is scheduled to commence when NTEC completes a pending commercial transaction with the existing contract miner, which is expected to occur during the second half of 2016. While Bisti Fuels will recognize income during the transition period, it will not receive cash payments until the production period begins.

Over the longer-term, North American Coal’s goal continues to be to increase earnings of its unconsolidated mines by approximately 50% from the 2012 level of $45.2 million through the development and maturation of its newer mines and normal escalation of contractual compensation at its existing mines. Income related to a full year of deliveries at the Camino Real mine, the commencement of deliveries at the Liberty Fuels and Coyote Creek mines and income at Bisti Fuels will contribute to this goal in 2016 and beyond. However, generally low U.S. inflation rates, as reflected in typical market indices, such as the Consumer Price Index and the Producer Price Index, will determine the extent to which contractual compensation at the unconsolidated mines will change year by year. Achievement of the goal to increase earnings of the unconsolidated mines by 50% is currently expected to occur in 2017 or 2018, but timing will depend on future inflation rates and customer demand.
Cash flow before financing activities is expected to decrease substantially in 2016 compared with 2015 primarily as a result of the 2015 repayment of a large receivable from Coyote Creek and higher capital expenditures in 2016. Capital expenditures are expected to be approximately $16.0 million in 2016 compared with $4.1 million in 2015.
North American Coal expects to continue its efforts to develop new mining projects and is pursuing opportunities for new or expanded coal mining projects, although opportunities are likely to be very limited. In addition, North American Coal continues to pursue additional non-coal mining opportunities, principally in aggregates.

Hamilton Beach - Fourth Quarter Results
Hamilton Beach reported net income of $11.1 million and revenues of $204.9 million for the fourth quarter of 2015 compared with net income of $15.4 million and revenues of $204.8 million for the fourth quarter of 2014. Operating profit decreased to $18.1 million in the fourth quarter of 2015 from $23.1 million in the fourth quarter of 2014. Fourth quarter 2015 financial results include $6.7 million of revenues and $1.6 million of operating profit compared with $1.1 million of revenues and an operating loss of $0.2 million in the fourth quarter of 2014 from Weston Brands, which Hamilton Beach acquired on December 16, 2014. Results in 2015 include a full quarter of revenues and earnings from Weston Brands compared with only two weeks in the prior year fourth quarter.
Revenues in the fourth quarter of 2015 were comparable to the fourth quarter of 2014. An increase in revenues from the favorable effect of sales of new and higher-priced products, as well as the recognition of a full quarter of Weston sales, was almost fully offset by substantially lower volumes in the U.S. consumer market and unfavorable foreign currency movements of both the Mexican peso and Canadian dollar, which weakened against the U.S. dollar.
The decrease in both operating profit and net income compared with the prior year fourth quarter was primarily the result of unfavorable currency movements, substantially lower unit volumes, excluding the effect of Weston, and the recognition of a $1.5 million pre-tax charge in the fourth quarter of 2015 related to an increase in the estimate of environmental liabilities at Hamilton Beach's Picton, Ontario facility. Lower employee-related costs, incremental operating profit from Weston and moderately favorable product costs partially offset the decrease in operating profit. The absence of a $1.6 million tax benefit recognized in the fourth quarter of 2014 which did not recur in 2015 also contributed to the decline in net income.

Hamilton Beach - Full Year Results
For the year ended December 31, 2015, Hamilton Beach reported net income of $19.7 million and revenues of $621.0 million compared with net income of $23.1 million and revenues of $559.7 million in 2014.

Hamilton Beach - Cash Flow Discussion
During 2015, Hamilton Beach generated cash flow before financing activities of $9.2 million, which was comprised of net cash from operating activities of $13.5 million less net cash used for investing activities of $4.3 million. During 2014, Hamilton Beach generated cash from operating activities of $18.6 million, which was more than offset by cash used for capital expenditures of $4.5 million and cash paid for the Weston acquisition of $25.0 million, resulting in negative cash flow before financing activities of $10.9 million.

Hamilton Beach - Outlook
Consumer habits are changing. Consumer traffic to retail locations has been declining as consumers buy more over the Internet, or utilize the Internet for comparison shopping, which has resulted in reduced visits to physical store locations. This trend, as well as financial pressures experienced by the middle-market consumer, have created continued uncertainty about the overall growth prospects for the U.S. retail market for small appliances, including growth prospects for both in-store and internet sales. As a result, volumes in 2016 in the market in which Hamilton Beach's core brands participate are projected to be comparable with 2015. The Canadian retail market is also expected to be difficult since the Canadian economy continues to struggle. However, the hunting, gardening and food enthusiast markets, where Weston participates, as well as the international and commercial markets in which Hamilton Beach participates, are expected to grow moderately.
In spite of current market conditions, Hamilton Beach expects consolidated sales volumes in 2016 to increase moderately compared with 2015 due to enhanced distribution and increased placement of higher-margin products in its core small kitchen appliance business. Hamilton Beach's international and commercial product sales volumes are expected to increase in 2016 compared with 2015 as a result of the company's strategic initiatives. While the company believes there are a number of placement opportunities that can be secured going forward for the Weston-branded business, Weston's lower-margin, private-label business is expected to experience reduced distribution in 2016 as compared with 2015 as a result of fewer placements at a large customer account.
Hamilton Beach continues to focus on strengthening its North American consumer market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful and innovative product lines and its line of Weston products. Hamilton Beach will continue to introduce new innovative products, as well as upgrades to certain existing products across a wide range of brands, price points and categories in both the retail and commercial marketplace, leveraging its strong brand portfolio, which now includes Proctor Silex®, Hamilton Beach®, Weston®, Wolf Gourmet® and Jamba®. Hamilton Beach's new Jamba®-branded and Wolf Gourmet® -branded products, both of which entered the market in the first half of 2015, are expected to gain market position in 2016. Specifically, Hamilton Beach secured its lead distribution partners for the Wolf Gourmet® -branded products in 2015 and expects to add additional distribution channels in 2016 both domestically and in its Canadian and Mexican markets. The company also expects to increase its Jamba distribution channels in 2016. Volumes for these products are expected to build gradually in 2016. Hamilton Beach expects its global, growing commercial business to benefit from broadening the distribution of several newer products, including the FuryTM and EclipseTM high-performance blenders and a new line of food blenders. Finally, Hamilton Beach continues to pursue other opportunities to create additional product lines and new brands that can be distributed in high-end or specialty stores and on the Internet, including the introduction of the Hamilton Beach® Professional premium line of counter-top kitchen appliances. This product line, which is inspired by products used in commercial kitchens but customized for use in home kitchens, is expected to be available starting in mid-2016. These products, as well as other new product introductions in the pipeline for 2016, are expected to enhance both revenues and operating profit. As a result of these new products and execution of the company's strategic initiatives, both domestically and internationally, Hamilton Beach expects a moderate increase in revenues in 2016 compared with 2015, provided consumer spending is at expected levels.
    Overall, Hamilton Beach's full-year 2016 net income is expected to increase compared with 2015. The anticipated increase in sales volumes and revenues, resulting from increased distribution and continued implementation and execution of Hamilton Beach's strategic initiatives, is expected to be partially offset by unfavorable currency relationships based on currency rates in effect at the end of 2015. Hamilton Beach continues to monitor both currency effects and commodity costs closely and intends to continue to adjust product prices and product placements, as market conditions permit.
Cash flow before financing activities in 2016 is expected to be substantially higher than in 2015. Capital expenditures are expected to be $8.2 million in 2016.
Longer term, Hamilton Beach will work to improve return on sales through economies of scale derived from market growth and its five strategic volume growth initiatives: (1) enhancing its placements in the North American consumer business through consumer-driven innovative products and strong sales and marketing support, (2) enhancing internet sales by providing best-in-class retailer support and increased consumer content and engagement, (3) participating in the "only-the-best" market with a strong brand and broad product line, including investing in new products to be sold under the Jamba®, Wolf Gourmet® and Weston brand names, (4) expanding internationally in the emerging Asian and Latin American markets by increasing product offerings and expanding its distribution channels and sales and marketing capabilities, and (5) achieving global commercial market leadership through a commitment to an enhanced global product line for chains and distributors serving the global food service and hospitality markets.

Kitchen Collection - Fourth Quarter Results
Kitchen Collection reported net income of $3.9 million and revenues of $56.5 million for the fourth quarter of 2015 compared with net income of $3.1 million and revenues of $61.3 million for the fourth quarter of 2014. The fourth quarter 2014 results include charges totaling $2.8 million pre-tax related to planned store closures and realigning the supporting business infrastructure accordingly. At December 31, 2015, Kitchen Collection operated 229 total stores compared with 248 stores at December 31, 2014.
The substantial decline in revenues was primarily the result of a reduction in the number of stores in 2015 as a result of realigning the business around a smaller core number of Kitchen Collection® stores. A decrease in comparable store sales due to fewer customer visits, reductions in the number of store transactions and a lower average sales transaction value also contributed to the decline in revenue. Sales at newly opened Kitchen Collection® stores partially offset the revenue decline.
The improvement in the 2015 fourth quarter net income was largely due to the absence of the realignment charges of $2.8 million taken in 2014. Excluding the 2014 realignment charges, overall fourth quarter 2015 results decreased moderately from 2014 primarily as a result of fewer stores being open during the peak holiday-selling season and recognition of non-deductible employee-related expenses.

Kitchen Collection - Full Year Results
For the year ended December 31, 2015, Kitchen Collection reported a net loss of $0.4 million and revenues of $151.0 million compared with a net loss of $4.6 million and revenues of $168.5 million for the year ended December 31, 2014.

Kitchen Collection - Cash Flow Discussion
For the 2015 full year, Kitchen Collection generated cash flow before financing activities of $10.8 million, which was comprised of net cash provided by operating activities of $12.5 million, as a result of substantially reduced working capital levels, partially offset by net cash used for investing activities of $1.7 million. For the 2014 full year, Kitchen Collection generated cash flow before financing activities of $6.3 million, which was comprised of net cash provided by operating activities of $7.1 million partially offset by net cash used for investing activities of $0.8 million.

Kitchen Collection - Outlook
The overall retail outlet and traditional mall market experienced lower consumer traffic in 2015 as a result of changing consumer habits. Consumer traffic to retail locations has been declining as consumers buy more over the Internet, or utilize the Internet for comparison shopping, which has resulted in reduced visits to physical store locations. These trends are expected to continue in 2016. Financial pressures on middle-market consumers interested in housewares and small appliances have also adversely affected sales trends in these categories over the last few years. All of these factors are expected to continue to limit Kitchen Collection's target consumers' spending on housewares and small appliances at its mall locations. Given this market environment, Kitchen Collection realigned its business by closing nearly 100 underperforming stores during 2014 and 2015, while only opening 24 stores, leaving a smaller number of core Kitchen Collection® outlet stores which are expected to perform with acceptable profitability.
As a result of ongoing market weakness, Kitchen Collection anticipates 2016 revenues and results to be comparable with 2015. Kitchen Collection believes its remaining stores are well-positioned to allow the company to perform at close to break-even in the current challenging environment and to take advantage of any future market rebound. Cash flow before financing activities is expected to be positive in 2016 but substantially lower than 2015.
Longer term, Kitchen Collection plans to focus on comparable store sales growth within its smaller core store portfolio. Kitchen Collection expects to accomplish this by increasing closure rates through continued refinement of its format, ongoing review of specific product offerings, merchandise mix, store displays and appearance and enhancing customers' store experience through improved customer interactions. Increasing sales of higher-margin products will also continue to be a key focus, as well as continuing to evaluate and, as lease contracts permit, terminate or restructure leases for underperforming and loss-generating stores.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, March 3, 2016 at 10:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 5970777, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through March 10, 2016. The online archive of the broadcast will be available on the NACCO website.

Annual Report on Form 10-K
NACCO Industries, Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to NACCO Industries, Inc., 5875 Landerbrook Drive, Suite 220, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 229-5130, or from NACCO Industries, Inc.'s website at www.nacco.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted revenue, Adjusted operating profit (loss), Adjusted income (loss) before income tax and Adjusted income (loss) are measures of revenue, operating profit (loss), income (loss) before tax and income that differ from financial results measured in accordance with GAAP. The adjusted financial measures are U.S. GAAP financial measures adjusted for the exclusion of the asset impairment charge, Centennial's operating losses and charges associated with the decision to cease mining operations at Centennial. EBITDA and the adjusted financial measures in this press release are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that Adjusted revenue, Adjusted operating profit, Adjusted income before income tax, Adjusted income and EBITDA assist investors in understanding the results of operations of NACCO Industries, Inc. and its subsidiaries. In addition, management evaluates results using Adjusted revenues, Adjusted operating profit, Adjusted income before income tax, Adjusted income and EBITDA. For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company’s net income.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in mining or power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) regulatory actions, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim North American Coal mining areas, (8) costs to pursue and develop new mining opportunities, (9) changes or termination of a long-term mining contract, or a customer default under a contract, (10) the timing and pricing of transactions to dispose of assets at the Centennial operations, and (11) increased competition, including consolidation within the industry.
Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products, (6) the anticipated impact of the opening of new stores, the ability to renegotiate existing leases and effectively and efficiently close under-performing stores and (7) increased competition.

About NACCO Industries, Inc.
NACCO Industries, Inc., headquartered in Cleveland, Ohio, is an operating holding company with subsidiaries in the following principal industries: mining, small appliances and specialty retail. The North American Coal Corporation mines coal primarily for use in power generation and provides selected value-added mining services for other natural resources companies. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about NACCO, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
	(In thousands, except per share data)

Revenues	$286,519	$297,285	$915,860	$896,782
Cost of sales	222,808	231,450	736,364	711,710
Gross profit	63,711	65,835	179,496	185,072
Earnings of unconsolidated mines	11,569	12,327	48,432	48,396
Operating expenses
Selling, general and administrative expenses	53,936	52,429	193,925	198,697
Centennial long-lived asset impairment charge	—	105,119	—	105,119
Amortization of intangible assets	814	633	3,987	3,300
Gain on sale of assets	(1,008)	(6,863)	(1,811)	(7,339)
	53,742	151,318	196,101	299,777
Operating profit (loss)	21,538	(73,156)	31,827	(66,309)
Other expense (income)
Interest expense	1,541	2,116	6,924	7,566
Income from other unconsolidated affiliates	(304)	(2)	(2,040)	(161)
Closed mine obligations	(152)	1,642	919	2,582
Other, net, including interest income	5	342	1,225	277
	1,090	4,098	7,028	10,264
Income (loss) before income tax provision (benefit)	20,448	(77,254)	24,799	(76,573)
Income tax provision (benefit)	2,357	(36,585)	2,815	(38,455)
Net income (loss)	$18,091	$(40,669)	$21,984	$(38,118)

Basic earnings (loss) per share	$2.65	$(5.57)	$3.14	$(5.02)
Diluted earnings (loss) per share	$2.63	$(5.57)	$3.13	$(5.02)

Dividends per share	0.2625	0.2575	1.0450	1.0225

Basic Weighted Average Shares Outstanding	6,838	7,297	7,001	7,590
Diluted Weighted Average Shares Outstanding	6,872	7,297	7,022	7,590

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
	(In thousands)
Revenues
North American Coal	$26,033	$33,210	$147,998	$172,702
Hamilton Beach	204,895	204,818	620,977	559,683
Kitchen Collection	56,531	61,314	150,988	168,545
NACCO and Other	—	—	—	—
Eliminations	(940)	(2,057)	(4,103)	(4,148)
Total	$286,519	$297,285	$915,860	$896,782

Operating profit (loss)
North American Coal	$(3,058)	$(100,228)	$521	$(89,030)
Hamilton Beach	18,090	23,053	34,801	35,772
Kitchen Collection	7,025	5,123	165	(7,075)
NACCO and Other	(981)	(1,027)	(4,248)	(5,456)
Eliminations	462	(77)	588	(520)
Total	$21,538	$(73,156)	$31,827	$(66,309)

Income (loss) before income tax provision (benefit)
North American Coal	$(3,904)	$(101,735)	$(2,341)	$(94,285)
Hamilton Beach	17,762	22,117	31,500	33,503
Kitchen Collection	6,961	5,011	(52)	(7,507)
NACCO and Other	(833)	(2,570)	(4,896)	(7,764)
Eliminations	462	(77)	588	(520)
Total	$20,448	$(77,254)	$24,799	$(76,573)

Net income (loss)
North American Coal	$2,218	$(59,792)	$5,619	$(50,977)
Hamilton Beach	11,135	15,427	19,749	23,144
Kitchen Collection	3,870	3,053	(420)	(4,603)
NACCO and Other	(636)	(1,568)	(3,346)	(5,344)
Eliminations	1,504	2,211	382	(338)
Total	$18,091	$(40,669)	$21,984	$(38,118)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
EBITDA RECONCILIATION
	Quarter Ended
	3/31/2015	6/30/2015	9/30/2015	12/31/2015	Year ended December 31, 2015
	(in thousands)
Net income (loss)	$1,027	$(275)	$3,141	$18,091	$21,984
Income tax provision (benefit)	380	(56)	134	2,357	2,815
Interest expense	2,125	1,661	1,597	1,541	6,924
Interest income	(357)	(23)	(74)	(20)	(474)
Depreciation, depletion and amortization expense	5,758	5,801	5,778	6,343	23,680
EBITDA*	$8,933	$7,108	$10,576	$28,312	$54,929

* EBITDA in this press release is provided solely as a supplemental disclosure with respect to operating results. EBITDA does not represent net income, as defined by U.S. GAAP and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. NACCO defines EBITDA as income before income tax provision (benefit), plus net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
	(In thousands)
Gross profit (loss) - Centennial	$(6,660)	$(9,910)	$(34,600)	$(22,446)
Gross profit (loss) - other consolidated mines	3,866	1,167	18,825	10,275
Gross profit - royalty and other	80	2,672	4,959	9,032
Total gross profit (loss)	(2,714)	(6,071)	(10,816)	(3,139)
Earnings of unconsolidated mines	11,569	12,327	48,432	48,396
Operating expenses
Selling, general and administrative expenses (1)	12,461	7,666	36,261	32,905
Centennial long-lived asset impairment charge	—	105,119	—	105,119
Amortization of intangibles	469	575	2,606	3,242
(Gain) loss on sale of assets	(1,017)	(6,876)	(1,772)	(6,979)
Operating profit (loss)	(3,058)	(100,228)	521	(89,030)
Other (income) expense	846	1,507	2,862	5,255
Income (loss) before income tax provision (benefit)	(3,904)	(101,735)	(2,341)	(94,285)
Elimination of Centennial:
Gross profit (loss) - Centennial	6,660	9,910	34,600	22,446
Other Centennial adjustments	905	103,925	375	104,879
Total Centennial adjustments	7,565	113,835	34,975	127,325

Adjusted North American Coal income (loss) before income tax provision (benefit) (2)	$3,661	$12,100	$32,634	$33,040

(1) 2014 amounts include a $1.6 million benefit from the reversal of the earn-out liability associated with the Centennial acquisition.
(2) Adjusted North American Coal Income (Loss) Before Income Tax is a measure of income that differs from Income (Loss) Before Income Tax measured in accordance with GAAP. Adjusted North American Coal Income (Loss) Before Income Tax is adjusted for the exclusion of Centennial's loss before income taxes, including the 2014 asset impairment charge and the 2015 charges associated with the decision to cease mining operations at Centennial. Management believes that Adjusted North American Coal Income (Loss) Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures. See page 16 for a complete reconciliation from US. GAAP financial results to non- GAAP financial results.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION (1)
	Three Months Ended		Year Ended
	December 31		December 31
	2015	2014	2015	2014
	(In thousands)
Balance at beginning of period	$20,397	$15,274	$17,693	$9,465
Liabilities settled during the period	(1,600)	(63)	(7,010)	(381)
Accretion expense	287	(410)	875	(136)
Revision of estimated cash flows	—	2,892	7,526	8,745
Balance at end of period	$19,084	$17,693	$19,084	$17,693

(1) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures related to mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION
SELECTED HISTORICAL INFORMATION

ADJUSTED NORTH AMERICAN COAL INCOME (LOSS) BEFORE INCOME TAX PROVISION (BENEFIT)
	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
	(In thousands)
Gross profit (loss) - Centennial (1)	$(5,406)	$(7,238)	$(15,296)	$(6,660)
Gross profit (loss) - consolidated mines	4,826	3,568	6,562	3,866
Gross profit - royalty and other	1,733	1,365	1,784	80
Total gross profit (loss)	1,153	(2,305)	(6,950)	(2,714)
Earnings of unconsolidated mines	12,553	12,076	12,234	11,569
Operating expenses
Selling, general and administrative expenses	7,759	6,785	8,501	12,461
Amortization of intangibles	740	604	793	469
(Gain) loss on sale of assets	—	—	—	(1,017)
Operating profit (loss)	5,207	2,382	(4,010)	(3,058)
Other (income) expense	196	921	899	846
Income (loss) before income tax provision (benefit)	5,011	1,461	(4,909)	(3,904)
Elimination of Centennial:
Gross profit (loss) - Centennial	5,406	7,238	15,296	6,660
Other Centennial adjustments	62	(694)	102	905
Total Centennial adjustments	5,468	6,544	15,398	7,565

Adjusted North American Coal income (loss) before income tax provision (benefit) (2)	$10,479	$8,005	$10,489	$3,661

(1) The three months ended September 30, 2015 includes $7,526 to increase Centennial's asset retirement obligation.
(2) Adjusted North American Coal Income (Loss) Before Income Tax is a measure of income that differs from Income (Loss) Before Income Tax measured in accordance with GAAP. Adjusted North American Coal Income (Loss) Before Income Tax is adjusted for the exclusion of Centennial's loss before income taxes and includes the 2015 charges associated with the decision to cease mining operations at Centennial. Management believes that Adjusted North American Coal Income (Loss) Before Income Tax will assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

ROLLFORWARD OF CENTENNIAL ASSET RETIREMENT OBLIGATION BY QUARTER (1)
	Three Months Ended
	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015
	(In thousands)
Balance at beginning of period	$17,693	$17,018	$15,890	$20,397
Liabilities settled during the period	(871)	(1,324)	(3,215)	(1,600)
Accretion expense	196	196	196	287
Revision of estimated cash flows	—	—	7,526	—
Balance at end of period	$17,018	$15,890	$20,397	$19,084

(1) The rollforward of Centennial's asset retirement obligation in this press release is provided solely as a supplemental disclosure with respect to the changes to the obligation including cash expenditures related to mine reclamation. Liabilities settled during the period represent cash payments.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL NORTH AMERICAN COAL INFORMATION
Reconciliation of North American Coal Financial and Operating Highlights "As Reported" to North American Coal Adjusted Financial and Operating Highlights
Excluding "Centennial Natural Resources"

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands)
North American Coal Revenues	$26,033	$(4,367)	$21,666	$147,998	$(34,597)	$113,401

North American Coal Gross profit (loss)	(2,714)	(6,660)	3,946	(10,816)	(34,600)	23,784

North American Coal Operating profit (loss)	(3,058)	(7,524)	4,466	521	(34,800)	35,321
North American Coal Other (income) expense	846	41	805	2,862	175	2,687
North American Coal Income (loss) before income tax provision (benefit)	(3,904)	(7,565)	3,661	(2,341)	(34,975)	32,634
North American Coal Income tax provision (benefit) (1)	(6,122)	(2,875)	(3,247)	(7,960)	(13,291)	5,331
North American Coal Net income (loss)	$2,218	$(4,690)	$6,908	$5,619	$(21,684)	$27,303

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended December 31, 2014				Year Ended December 31, 2014
	As Reported Under GAAP	Adjustments to eliminate Centennial		Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial		Adjusted Non-GAAP Financial Measures
	(In thousands)

North American Coal Revenues	$33,210	$(15,779)		$17,431	$172,702	$(72,949)		$99,753

North American Coal Gross profit (loss)	(6,071)	(9,910)		3,839	(3,139)	(22,446)		19,307

North American Coal Operating profit (loss)	(100,228)	(113,754)	(2)	13,526	(89,030)	(127,075)	(2)	38,045
North American Coal Other (income) expense	1,507	81		1,426	5,255	250		5,005
North American Coal Income (loss) before income tax provision (benefit)	(101,735)	(113,835)	(2)	12,100	(94,285)	(127,325)	(2)	33,040
North American Coal Income tax provision (benefit) (1)	(41,943)	(43,257)		1,314	(43,308)	(48,384)		5,076
North American Coal Net income (loss)	$(59,792)	$(70,578)	(2)	$10,786	$(50,977)	$(78,941)	(2)	$27,964

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

(2) Includes $105,119 pre-tax related to the long-lived asset impairment charge.

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted for the exclusion of Centennial, including the 2014 asset impairment charge and the 2015 charges associated with the decision to cease mining operations at Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of North American Coal. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Reconciliation of NACCO Consolidated Financial and Operating Highlights "As Reported" to NACCO Consolidated Adjusted Financial and Operating Highlights Excluding "Centennial Natural Resources"

	Three Months Ended December 31, 2015			Year Ended December 31, 2015
	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial	Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$286,519	$(4,367)	$282,152	$915,860	$(34,597)	$881,263

Operating profit (loss)	$21,538	$(7,524)	$29,062	$31,827	$(34,800)	$66,627
Other expense	1,090	41	1,049	7,028	175	6,853
Income (loss) before income tax provision (benefit)	20,448	(7,565)	28,013	24,799	(34,975)	59,774
Income tax provision (benefit)(1)	2,357	(2,875)	5,232	2,815	(13,291)	16,106
Net income (loss)	$18,091	$(4,690)	$22,781	$21,984	$(21,684)	$43,668

Basic earnings per share	$2.65		$3.33	$3.14		$6.24
Diluted earnings per share	$2.63		$3.32	$3.13		$6.22

Basic Weighted Average Shares Outstanding	6,838		6,838	7,001		7,001
Diluted Weighted Average Shares Outstanding	6,872		6,872	7,022		7,022

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

	Three Months Ended December 31, 2014				Year Ended December 31, 2014
	As Reported Under GAAP	Adjustments to eliminate Centennial		Adjusted Non-GAAP Financial Measures	As Reported Under GAAP	Adjustments to eliminate Centennial		Adjusted Non-GAAP Financial Measures
	(In thousands, except per share data)
Revenues	$297,285	$(15,779)		$281,506	$896,782	$(72,949)		$823,833

Operating profit (loss)	$(73,156)	$(113,754)	(2)	$40,598	$(66,309)	$(127,075)	(2)	$60,766
Other expense	4,098	81		4,017	10,264	250		10,014
Income (loss) before income tax provision (benefit)	(77,254)	(113,835)	(2)	36,581	(76,573)	(127,325)	(2)	50,752
Income tax provision (benefit)(1)	(36,585)	(43,257)		6,672	(38,455)	(48,384)		9,929
Net income (loss)	$(40,669)	$(70,578)	(2)	$29,909	$(38,118)	$(78,941)	(2)	$40,823

Basic earnings (loss) per share	$(5.57)			$4.10	$(5.02)			$5.38
Diluted earnings (loss) per share	$(5.57)			$4.08	$(5.02)			$5.37

Basic Weighted Average Shares Outstanding	7,297			7,297	7,590			7,590
Diluted Weighted Average Shares Outstanding	7,297			7,326	7,590			7,608

(1) To calculate the non-GAAP consolidated net income, the Company applied its target effective income tax rate of 38% to Centennial's pre-tax loss from operations to determine the corresponding tax provision.

(2) Includes $105,119 pre-tax related to the long-lived asset impairment charge.
Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted for the exclusion of Centennial, including the 2014 asset impairment charge and the 2015 charges associated with the decision to cease mining operations at Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. In addition, management evaluates results using these non-GAAP financial measures.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
Adjusted Consolidated Financial and Operating Highlights Excluding "Centennial Natural Resources"
(In thousands)

	Three Months Ended		Year Ended
	December 31		December 31
	2015 Adjusted	2014 Adjusted	2015 Adjusted	2014 Adjusted

Revenues
North American Coal	$21,666	$17,431	$113,401	$99,753
Hamilton Beach	204,895	204,818	620,977	559,683
Kitchen Collection	56,531	61,314	150,988	168,545
NACCO and Other	—	—	—	—
Eliminations	(940)	(2,057)	(4,103)	(4,148)
Total	$282,152	$281,506	$881,263	$823,833

Operating profit (loss)
North American Coal	$4,466	$13,526	$35,321	$38,045
Hamilton Beach	18,090	23,053	34,801	35,772
Kitchen Collection	7,025	5,123	165	(7,075)
NACCO and Other	(981)	(1,027)	(4,248)	(5,456)
Eliminations	462	(77)	588	(520)
Total	$29,062	$40,598	$66,627	$60,766

Income (loss) before income tax provision (benefit)
North American Coal	3,661	12,100	32,634	33,040
Hamilton Beach	17,762	22,117	31,500	33,503
Kitchen Collection	6,961	5,011	(52)	(7,507)
NACCO and Other	(833)	(2,570)	(4,896)	(7,764)
Eliminations	462	(77)	588	(520)
Total	$28,013	$36,581	$59,774	$50,752

Net income (loss)
North American Coal	$6,908	$10,786	$27,303	$27,964
Hamilton Beach	11,135	15,427	19,749	23,144
Kitchen Collection	3,870	3,053	(420)	(4,603)
NACCO and Other	(636)	(1,568)	(3,346)	(5,344)
Eliminations	1,504	2,211	382	(338)
Total	$22,781	$29,909	$43,668	$40,823

Adjusted Financial and Operating Highlights are measures of income that differ from Financial and Operating Highlights measured in accordance with GAAP. Adjusted Financial and Operating Highlights are adjusted for the exclusion of Centennial, including the 2014 asset impairment charge and the 2015 charges associated with the decision to cease mining operations at Centennial. Management believes that Adjusted Financial and Operating Highlights all assist the investor in understanding the results of operations of NACCO Industries, Inc. and North American Coal. In addition, management evaluates results using these non-GAAP financial measures.